McMoRan Exploration Co. Reports
Fourth-Quarter and Twelve-Month 2004 Results &
Updates Gulf of Mexico Drilling &
Main Pass Energy HubTM Activities

HIGHLIGHTS

•	McMoRan and its private exploration partner participated in the drilling of 11 exploration wells during 2004 with four discoveries, three currently in progress and four nonproductive wells.

•	Commenced production at Deep Tern discovery at Eugene Island Block 193 in December 2004, two months after reaching total depth. Current gross production approximates 18 million cubic feet of natural gas equivalent per day (Mmcfe/d), approximately 8 Mmcfe/d net to McMoRan.

•	Expect to commence production from three additional wells in first half of 2005 including the Minuteman discovery at Eugene Island Block 213 in the first quarter of 2005, the Hurricane Upthrown discovery at South Marsh Island Block 217 in the second quarter of 2005 and the Deep Tern C-1 development well by mid-year 2005.

•	Three additional exploratory wells currently in-progress:

o	Blueberry Hill, on Louisiana State Lease 340 in the Mound Point area, currently drilling below 17,600 feet toward a total depth of 22,000 feet.

o	West Cameron Block 43, currently drilling below 15,600 feet toward a total depth of 17,500 feet.

o	Caracara, at Vermilion Blocks 227/228, currently drilling below 16,800 feet toward a total depth of 18,000 feet.

•	Expect to participate in at least 12 exploration wells in 2005 targeting Deep Miocene objectives in the Gulf of Mexico and Gulf Coast area with at least four exploratory wells expected to commence drilling during the first quarter of 2005, including Korn at South Timbalier Block 98, King Kong at Vermilion Blocks 16/17, Viceroy in St. Mary’s Parish onshore Louisiana and Delmonico on a state lease offshore Louisiana.

•	Acquired K1 USA Energy Production Corporation’s (K1 USA) 66.7 percent interest in K-Mc Venture I LLC (K-Mc I) in December 2004, bringing McMoRan's ownership in the oil facilities and related oil reserves at Main Pass Block 299 owned by K-Mc I to 100 percent.

•	Independent reserve engineer’s estimates of McMoRan’s year-end 2004 proved oil and gas reserves totaled 49.9 Billion cubic feet of natural gas equivalent (Bcfe), an increase of 195 percent from December 31, 2003.

•	Advanced efforts to establish offshore LNG facilities at the Main Pass Energy HubTM.

•	McMoRan’s unrestricted cash balance at December 31, 2004 approximated $199 million.

NEW ORLEANS, LA, January 20, 2005 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $16.7 million, $0.70 per share, for the fourth quarter of 2004 and $49.4 million, $2.62 per share, for the twelve months ended December 31, 2004 compared with a net loss of $20.5 million, $1.22 per share, for the fourth quarter of 2003 and $32.7 million, $1.97 per share, for the twelve months ended December 31, 2003. McMoRan’s loss from continuing operations for the fourth quarter of 2004 totaled $20.3 million, which includes $16.4 million of exploration expense and $2.8 million of start-up expenses associated with the Main Pass Energy HubTM. The twelve-month 2003 period included a gain of $22.2 million, $1.33 per share, reflecting the cumulative effect of a change in accounting principle upon adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

Summary Financial Table	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Revenues	$9,003	$5,343	$29,849	$17,284
Operating loss	(17,747)	(16,798)	(40,058)	(38,947)
Loss from continuing operations	(20,330)	(18,796)	(48,150)	(41,847)
Income (loss) from discontinued operations	4,037	(1,276)	361	(11,233)
Cumulative effect adjustment	-	-	-	22,162
Net loss applicable to common stock	(16,703)	(20,497)	(49,431)	(32,656)
Basic and diluted net income (loss) per share: Continuing operations	$(0.87)	$(1.14)	$(2.64)	$(2.62)
Discontinued operations	0.17	(0.08)	0.02	(0.68)
Cumulative effect adjustment	-	-	-	1.33
Applicable to common stock	$(0.70)	$(1.22)	$(2.62)	$(1.97)
Basic and diluted average shares outstanding	23,929	16,802	18,828	16,602

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “The year 2004 was important for McMoRan as we positioned the company operationally and financially to pursue aggressively our Deep Shelf exploration strategy and the establishment of an LNG facility at our Main Pass Energy HubTM. We are focused on advancing both of these high potential opportunities in 2005 as we seek to build meaningful values for our shareholders.”

GULF OF MEXICO EXPLORATION AND DEVELOPMENT ACTIVITIES
In October 2004, McMoRan announced an expanded exploration venture with its private partner for an initial joint commitment of $500 million for future expenditures to acquire and exploit high potential prospects aggressively, primarily in the Deep Miocene of the Gulf of Mexico and Gulf Coast area. The venture is also considering opportunities to participate in exploration activities in other areas of the Caribbean Basin. McMoRan and its partner will share revenues and costs equally. Funds will be spent as opportunities are identified over a multi-year period on McMoRan’s existing inventory of high potential “Deep Shelf” prospects and on new prospects to be acquired.

During 2004, McMoRan and its private partner participated in 11 exploration wells: four discoveries, three currently drilling to reach objective exploration depths and four nonproductive wells. Our four 2004 discoveries were Deep Tern at Eugene Island Block 193, Minuteman at Eugene Island Block 213, Dawson Deep at Garden Banks Block 625 and Hurricane Upthrown at South Marsh Island Block 217.

The Deep Tern C-2 well at Eugene Island Block 193 commenced production on December 30, 2004, at an initial rate of approximately 17 Mmcfe/d on a 20/64th choke with flowing tubing pressure of 12,650 pounds per square inch. The well is currently producing approximately 18 Mmcfe/d, approximately 8 Mmcfe/d net to McMoRan, on a 21/64th choke with flowing tubing pressure of 11,321 pounds per square inch. As previously announced, the Deep Tern C-2 well was drilled to a total measured depth of 20,731 feet in November 2004 and logged approximately 340 gross feet of hydrocarbons in five Basal Pliocene and Upper Miocene pay zones. Initial production was established through approximately 80 feet of perforations in the deepest Miocene interval. Following depletion of this reservoir, the shallower pay zones could be recompleted. McMoRan also plans to drill an offset well to delineate and develop the multiple gas sands encountered in the C-2 discovery. Since the Eugene Island Block 193 lease is eligible for royalty relief on the first 10 Bcf of natural gas production, McMoRan’s net revenue interest will approximate 45.3 percent until 10 Bcf gross is produced. After 10 Bcf of production, McMoRan's net revenue interest will be 37.2 percent in the deeper Basal Pliocene and Upper Miocene sections of the well.

Operations have commenced to sidetrack McMoRan’s Deep Tern C-1 well to drill a take point for the Basal Pliocene gas reserves proven by 86 gross feet of hydrocarbon-bearing sands logged in the C-2 well. McMoRan holds a 20.6 percent net revenue interest in the C-1 sidetrack which is expected to commence production by mid-2005. McMoRan controls 17,500 acres in the Deep Tern area which is located approximately 50 miles offshore Louisiana in 90 feet of water.

The Hurricane Upthrown prospect was drilled to a total depth of 19,664 feet in January 2005 and logged approximately 205 gross feet of hydrocarbons in two Rob-L pay zones. Completion activities have commenced and initial production is expected in the second quarter of 2005 from the lower Rob-L interval. The exploration objectives lying below 15,500 feet were determined to be nonproductive. The well will be produced through the Tiger Shoal facilities being used for production of the Mound Point/JB Mountain wells. McMoRan is the operator of the completion of the Hurricane Upthrown well and holds a 27.5 percent working interest and a 19.4 percent net revenue interest. The geologic data from this well is being incorporated with new 3-D seismic data to determine other exploration opportunities in the area. McMoRan has rights to approximately 7,700 gross acres in the Hurricane prospect area which is located offshore Louisiana in 10 feet of water. McMoRan’s fourth-quarter 2004 results include $0.5 million for costs incurred for the nonproductive portion of the well through December 31, 2004 and McMoRan expects to charge an additional $0.5 million to exploration expense in the first quarter of 2005 for remaining nonproductive costs.

The Minuteman discovery is expected to commence production in the first quarter of 2005 using McMoRan’s facilities at Eugene Island Block 215, located approximately seven miles west of the well. As previously reported, the by-pass well was drilled to 21,024 feet and encountered a laminated sand section from 19,790 to 20,230 feet. The well was sidetracked and wireline logs confirmed 60 gross feet of hydrocarbons with excellent porosity and permeability in the upper portion of the laminated sand section. Since the Eugene Island 213 lease is eligible for royalty relief on the first 25 Bcf of natural gas production, McMoRan’s net revenue interest will approximate 29.8 percent until 25 Bcf gross is produced. After 25 Bcf of production, McMoRan's net revenue interest would be 24.3 percent in the well. The Minuteman discovery is part of a prospect area covering 9,600 acres controlled by McMoRan. McMoRan also controls approximately 10,000 additional acres in the immediate area surrounding the Minuteman prospect, which is located approximately 40 miles offshore Louisiana in 100 feet of water.

Estimated timing of first production at Dawson Deep is pending the final development plan, with sanctioning of the project anticipated in the first quarter of 2005. As previously reported, the “take point” well encountered hydrocarbon-bearing sands as indicated by more than 100 feet of total vertical thickness of resistivity in the shallow zones. An additional 100 feet of hydrocarbons were logged in the deepest zone which was the original objective of this “take point” well. The well was sidetracked and drilled to a total depth of 22,790 feet. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep prospect. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas and is adjacent to the operator’s Gunnison spar facility.

	Working Interest	Net Revenue Interest	Water Depth	Total Depth	Initial Production
2004 Discoveries
Eugene Island Block 193 “Deep Tern C-2” *	48.6%	45.3%**	90'	20,731'	December 30, 2004
South Marsh Island Block 217 "Hurricane Upthrown"	27.5%	19.4%	10'	19,664'	Second-Quarter 2005
Eugene Island Block 213 "Minuteman" *	33.3%	29.8%**	100'	20,432'	First-Quarter 2005
Garden Banks Block 625 "Dawson Deep"	30.0%	24.0%	2,900'	22,790'	Pending Final Plan

* Eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines.

** After 10 Bcf of production from qualified wells at the Eugene Island Block 193 lease, McMoRan’s net revenue interest will be 37.2 percent in the C-2 well. After 25 Bcf of production from qualified wells at the Eugene Island Block 213 lease, McMoRan’s net revenue interest will be 24.3 percent.

The Blueberry Hill well at Louisiana State Lease 340 in the JB Mountain/Mound Point area commenced drilling on November 2, 2004 and is currently drilling below 17,600 feet towards a total depth of 22,000 feet. McMoRan operates Blueberry Hill, located on Louisiana State Lease 340, seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery. McMoRan holds a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well. Leasehold and related drilling costs incurred on Blueberry Hill through December 31, 2004 totaled $5.1 million, net to McMoRan’s interest.

The West Cameron Block 43 No. 3 exploratory well commenced drilling on November 6, 2004 and is currently drilling below 15,600 feet towards a total proposed depth of 17,500 feet. McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the well. Leasehold and related drilling costs incurred on West Cameron Block 43 through December 31, 2004 totaled $2.5 million, net to McMoRan’s interest.

The Caracara prospect at Vermilion Blocks 227/228 commenced drilling on November 14, 2004 and is currently drilling below 16,800 feet. The well has a proposed total depth of 18,000 feet. McMoRan has a 33.3 percent working interest and a 27.8 percent net revenue interest in the well. Leasehold and related drilling costs incurred on Caracara through December 31, 2004 totaled $3.8 million, net to McMoRan’s interest.

McMoRan expects to commence drilling at least four additional wells in the first quarter of 2005 including Korn at South Timbalier Block 98, King Kong at Vermilion Blocks 16/17, Viceroy (also referred to as Bayou Sale) in St. Mary’s Parish onshore Louisiana, and Delmonico in Louisiana state waters near the Lake Sand Field. McMoRan expects to participate in a minimum of 12 wells during 2005. McMoRan currently has rights to approximately 250,000 gross acres and continues to identify prospects to be drilled on its lease acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

	Working Interest	Net Revenue Interest	Water Depth	Proposed Total Depth	Spud Date
In-Progress Wells *
Louisiana State Lease 340 “Blueberry Hill”	35.3%	24.2%	10'	22,000'	November 2, 2004
West Cameron Block 43 **	23.4%	18.0%	30'	17,500'	November 6, 2004
Vermilion Blocks 227/228 "Caracara" **	33.3%	27.8%	115'	18,000'	November 14, 2004
Eugene Island Block 193 "C-1 Sidetrack"	26.7%	20.6%	90'	17,100'	January 2005
Near-Term Wells
South Timbalier Block 98 “Korn” **	18.8%	15.4%	60'	23,000'	First-Quarter 2005
Vermilion Blocks 16/17 “King Kong” **	40.0%	29.2%	12'	19,500'	First-Quarter 2005
Bayou Sale “Viceroy”	25.0%	18.5%	Onshore	19,000'	First-Quarter 2005
Lake Sand Field “Delmonico”	25.0%	18.8%	10'	19,000'	First-Quarter 2005
South Marsh Island Block 224 "JB Mountain Deep" **	27.5%	19.4%	10'	23,000'	Second-Quarter 2005
East Cameron Block 342 "Falcon" **	25.0%	18.8%	260'	19,000'	First-Half 2005

* If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s 2004 Form 10-K annual report, the related drilling costs incurred through December 31, 2004 would be charged to exploration expense in the 2004 financial statements.

** Eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

ROYALTY RELIEF AND OTHER
West Cameron Block 43, Caracara, Korn, King Kong, JB Mountain Deep and Falcon are eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines. Depending upon applicability of the royalty relief eligibility criteria, each of the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf. McMoRan expects that royalty relief would be available on additional deep shelf prospects being planned for drilling.

Fourth-quarter 2004 exploration expenses associated with nonproductive wells totaled $9.2 million, including the costs of nonproductive drilling of the Gandalf well at Mustang Island Blocks 829/830; the King of the Hill well at High Island Block 131; the Poblano well at East Cameron Block 137; and the deepening of the Hurricane Upthrown well.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES
McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party partner is funding all of the costs attributable to McMoRan’s interests in the properties, and will own all of the program’s interests until the program’s aggregate production totals 100 Bcfe attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 which remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities associated with this acreage. The producing wells in the program averaged an aggregate gross rate of 55 Mmcfe/d during the fourth quarter. Enhancements to the production facilities, which increased the production capacity of the facility processing production from the JB Mountain and Mound Point wells, were completed in the fourth quarter of 2004.

REVERSIONARY INTEREST STATUS
In February 2002, McMoRan sold three oil and gas properties for $60.0 million and retained a potential reversionary interest in the three properties equal to 75 percent of the transferred interests following payout of $60 million plus a specified annual rate of return. The properties sold were Vermilion Block 196 (Lombardi), Main Pass Block 86 (Shiner), and 80 percent of McMoRan’s interest in Ship Shoal Block 296 (Raptor). There are three wells currently producing on these properties at an average rate of 14 Mmcfe/d, net to the third party’s interests. A second Shiner well is expected to commence production in the first quarter of 2005. At December 31, 2004, the remaining amount of net proceeds required to reach payout approximated $12 million, a reduction of approximately $23 million from the December 31, 2003 balance. Based on the estimated future production from these properties and current natural gas and oil price projections, McMoRan estimates payout for these properties could occur in the first half of 2005. The timing of the reversion will depend upon many factors including oil and gas prices, flow rates, expenditures and timing of the commencement of production from the second Shiner well.

MAIN PASS OIL RESERVE ACQUISITION
    In December 2004, McMoRan acquired K1 USA’s 66.7 percent interest in K-Mc I, bringing McMoRan's ownership in K-Mc I to 100 percent. K-Mc I owns the oil production facilities and related oil reserves at Main Pass Block 299. McMoRan repaid the venture’s debt totaling $8.0 million and released K1 USA from future abandonment obligations related to the facilities. As previously reported, the storm center of Hurricane Ivan passed within 20 miles east of Main Pass 299 in September 2004. Oil production from Main Pass 299 is currently shut-in following extensive damage to a third-party offshore terminal facility which provided throughput services for the sale of Main Pass 299 sour crude oil. Before Hurricane Ivan, the Main Pass 299 field was producing approximately 2,800 barrels of oil per day. McMoRan is pursuing alternative plans to process and sell its future Main Pass 299 oil production. McMoRan is entitled to receive certain insurance proceeds under its property and business interruption policy, which partially mitigates the impact of the storm event.

MAIN PASS ENERGY HUBTM UPDATE
McMoRan continues to advance efforts to develop the Main Pass Energy HubTM (MPEHTM), as an offshore LNG regasification terminal and natural gas storage facility located at Main Pass Block 299. The proposed terminal, which has an estimated capital cost of $440 million, would be capable of receiving LNG and conditioning 1 Bcf per day of natural gas and is being designed to accommodate potential future expansions. Additional investments are being considered to develop significant cavern storage for natural gas within the massive two-mile diameter caprock and salt dome located at the site and for pipeline connections to deliver gas from Main Pass to markets in the United States. The plans for the MPEHTM would include 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

As previously reported, during the first quarter of 2004 McMoRan filed an application under the U.S. Deepwater Port Act for the establishment of the MPEHTM. On June 9, 2004, our application was deemed complete and notice thereof was published in the Federal Register. The Deepwater Port Act provides a 330-day review period for the United States Coast Guard (Coast Guard), spanning from the date the application is deemed complete to the date the Coast Guard records a decision on the project license. In August 2004, the Coast Guard held its first of three public hearings on the proposed project and the project received strong community support. In September 2004, the Coast Guard requested additional information and temporarily suspended the 330-day clock to allow the additional information to be submitted and reviewed. McMoRan is responding to information requests from the Coast Guard. Based on the progress made with respect to the application, McMoRan expects a positive decision on the application in the second half of 2005.

McMoRan is engaged in active discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities. In connection with our discussions with potential LNG suppliers, we are also considering potential opportunities to participate in oil and gas exploration and production opportunities as an extension of our proposed LNG terminaling activities.

MPEHTM is located at Main Pass Block 299 in 210 feet of water which allows deepwater access for large LNG tankers and is in close proximity to shipping channels. McMoRan plans to use the existing platforms and infrastructure at the site for standard LNG vaporization and surface storage facilities, providing construction timing advantages and cost savings. The facilities could be operational during 2008, which would make MPEHTM one of the first U.S. offshore LNG terminals. McMoRan believes that safety and security aspects of the facility are enhanced by its offshore location.

REVENUES/PRODUCTION
McMoRan’s fourth-quarter 2004 oil and gas revenues totaled $5.4 million, compared to $4.8 million during the fourth quarter of 2003. McMoRan’s fourth-quarter 2004 production averaged approximately 9 Mmcfe/d. During the fourth quarter of 2004, McMoRan’s sales volumes totaled 0.7 Bcf of gas and 10,700 barrels of oil and condensate compared to 0.6 Bcf of gas and 29,200 barrels of oil and condensate in the fourth quarter of 2003. McMoRan’s fourth-quarter comparable average realizations for gas were $6.26 per thousand cubic feet (Mcf) in 2004 and $5.44 per Mcf in 2003; for oil, McMoRan received an average of $48.80 per barrel in 2004 compared to $31.42 per barrel in 2003.

McMoRan’s average net production rate, including production from the Deep Tern C-2 discovery, is expected to increase in the first quarter of 2005 to approximately 15 Mmcfe/d. Additional production is expected in the second quarter of 2005 from wells currently being completed.

RESERVES
Independent reserve engineer’s estimates of McMoRan’s proved oil and gas reserves as of December 31, 2004 were 49.9 Bcfe, compared with 16.9 Bcfe at December 31, 2003. No amounts are included from the potential reversionary interest from the JB Mountain and Mound Point discoveries or from McMoRan’s Minuteman or Dawson Deep discoveries. McMoRan’s investments in Minuteman and Dawson Deep, which are classified as unproved oil and gas property in its December 31, 2004 balance sheet, totaled $18.3 million and $13.9 million, respectively. Independent reserve engineer’s estimates as of December 31, 2004 include 24.9 Bcfe from oil at Main Pass Block 299 and 4.8 Bcfe of proved reserves associated with McMoRan’s reversionary interests in three properties sold in 2002.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On December 31, 2004, McMoRan had unrestricted cash and cash equivalents of $199 million. Capital expenditures for the year ended December 31, 2004 totaled $57.2 million. Capital expenditures in 2005 are expected to include approximately $30 million for McMoRan’s share of drilling costs incurred in 2004 to be paid in 2005, approximately $70 million for exploration expenditures and approximately $10 million for currently identified development costs. Spending may be increased as additional opportunities become available or to fund additional development capital expenditures on successful wells. In addition, McMoRan plans to incur approximately $10 million to advance permitting and commercialization of the MPEHTM during 2005.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the Main Pass Energy HubTM project is available on its internet website “www.mcmoran.com” and “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project; the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the fourth-quarter 2004 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, February 11, 2005.

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McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues
Oil & Gas	$5,393	$4,797	$15,611	$16,114
Service	3,610 [a]	546	14,238 [a]	1,170
Total revenues	9,003	5,343	29,849	17,284
Costs and expenses:
Production and delivery costs	1,895	2,232	5,485 [b]	7,185
Depreciation and amortization	1,852 [c]	7,814 [c]	5,904	14,112
Exploration expenses	16,427 [d]	5,516	33,089	14,109
General and administrative expenses	3,775	2,241	13,968	9,414
Start-up costs for Main Pass Energy HubTM	2,801	4,338	11,461	11,411
Total costs and expenses	26,750	22,141	69,907	56,231
Operating loss	(17,747)	(16,798)	(40,058)	(38,947)
Interest expense	(3,761)	(2,302)	(10,252)	(4,599)
Other income, net	1,496	304	2,160	1,700
Equity in K-Mc Venture I LLC’s net loss	(318)	-	-	-
Provision for income taxes	-	-	-	(1)
Loss from continuing operations	(20,330)	(18,796)	(48,150)	(41,847)
Income (loss) from discontinued operations	4,037 [e]	(1,276)	361 [e]	(11,233)[f]
Net loss before cumulative effect of change in accounting principle	(16,293)	(20,072)	(47,789)	(53,080)
Cumulative effect of change in accounting principle	-	-	-	22,162 [g]
Net loss	(16,293)	(20,072)	(47,789)	(30,918)
Preferred dividends and amortization of convertible preferred stock issuance costs	(410)	(425)	(1,642)	(1,738)
Net loss applicable to common stock	$(16,703)	$(20,497)	$(49,431)	$(32,656)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.87)	$(1.14)	$(2.64)	$(2.62)
Discontinued operations	0.17	(0.08)	0.02	(0.68)
Before cumulative effect of change in accounting principle	(0.70)	(1.22)	(2.62)	(3.30)
Cumulative effect of change in accounting principle	-	-	-	1.33
Net loss per share of common stock	$(0.70)	$(1.22)	$(2.62)	$(1.97)
Basic and diluted average shares outstanding:	23,929 [h]	16,802	18,828 [h]	16,602

a.	Primarily reflects recognition of the $12 million exploration venture management fee received in June 2004. McMoRan recognized $3.0 million of the fee in the fourth quarter.
b.	Includes a $1.1 million insurance reimbursement for prior years’ hurricane damage repair costs that were previously charged to production and delivery costs when incurred.
c.	Includes an impairment charge of $0.8 million during the fourth quarter of 2004 to reduce the net book value of the Eugene Island Block 97 field to its estimated fair value following a revision of the field’s estimated remaining proved reserves at December 31, 2004. During the fourth quarter of 2003, an impairment charge of $3.9 million was recorded to reduce the net book value of the Vermilion Block 160 field to its then estimated fair value.
d.	Includes $9.2 million of nonproductive exploratory well costs incurred during the fourth quarter of 2004, including High Island Block 131 ($4.8 million), Mustang Island Block 829 ($2.0 million), East Cameron Block 137 ($1.9 million) and the well costs at depths greater than 15,500 feet at South Marsh Island Block 217 ($0.5 million). Amount also includes a $1.0 million impairment charge to write off the remaining leasehold costs associated with the Eugene Island Block 97 field.
e.	Includes $5.2 million reduction in the contractual liability associated with certain postretirement benefit costs relating to certain former retired sulphur employees of McMoRan. The decrease in the contractual liability primarily reflects a reduction in the number of participants covered by the plans and certain amendments to the plans that provide for the participants to pay a higher share of future health costs.
f.	Includes $5.9 million estimated loss on the ultimate disposal of all remaining sulphur rail cars, the sale of which closed in the first quarter of 2004.
g.	Reflects adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.
h.	Reflects the issuance of approximately 7.1 million shares of McMoRan common stock associated with an equity offering that closed on October 6, 2004.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales volumes:
Gas (thousand cubic feet, or Mcf)	730,900	606,000	1,978,500	2,011,100
Oil (barrels)	10,700	29,200	61,900	103,400
Plant products (equivalent barrels) [a]	5,800	10,400	22,900	20,700
Average realizations:
Gas (per Mcf)	$6.26	$ 5.44	$6.08	$ 5.64
Oil (per barrel)	48.80	31.42	39.83	31.03

a.	Results include approximately $0.2 million and $0.6 million of revenues associated with plant products (ethane, propane, butane, etc.) during the fourth quarter of 2004 and year ended December 31, 2004, respectively, compared with $0.3 million and $0.8 million of plant product revenues in the comparable periods last year.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2004		2003
	(In Thousands)
ASSETS
Cash and cash equivalents, includes restricted cash of $3.7 million at December 31, 2004	$203,035		$100,938
Cash and cash equivalents from discontinued sulphur operations, $1.0 million restricted at December 31, 2004 and 2003, respectively	980		961
Restricted investments	15,150	[a]	7,800
Accounts receivable	27,403		6,306
Inventories	854		-
Prepaid expenses	1,122		1,053
Current assets from discontinued operations, excluding cash	2,563		417
Total current assets	251,107		117,475
Property, plant and equipment, net	101,076		26,185
Sulphur business assets, net	312		312
Restricted investments and cash	24,779	[a]	18,974
Other assets	10,460	[a]	6,334
Total assets	$387,734		$169,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$33,787		$5,345
Accrued liabilities	28,339		12,894
Accrued interest	5,635		3,900
Current portion of accrued oil and gas reclamation costs	238		238
Current portion of accrued sulphur reclamation cost	2,550		2,550
Current liabilities from discontinued operations	4,601		9,405	[c]
Total current liabilities	75,150		34,332
6% Convertible Senior Notes	130,000		130,000
5¼% Convertible Senior Notes	140,000		-
Accrued sulphur reclamation costs	12,086		11,451
Accrued oil and gas reclamation costs	14,191	[b]	7,035
Postretirement medical benefits obligation	15,695		22,034
Other long-term liabilities	16,711		18,435
Mandatorily redeemable convertible preferred stock	29,565		30,586
Stockholders' deficit	(45,664	) [d]	(84,593)
Total liabilities and stockholders' deficit	$387,734		$169,280

a.	Includes amounts associated with the issuance of McMoRan convertible senior notes in July 2003 (6%) and October 2004 (5¼%). Restricted investments include $36.6 million of U.S. Treasury Notes, including $15.2 million classified as current, to be used to pay the first six semi-annual interest payment for the 5 ¼% notes and the next four semi-annual interest payment for the 6% notes. McMoRan made an interest payment on the 6% notes on January 3, 2005. Other assets include note issuance costs of $5.6 million, net of amortization of $0.2 million, for the 5¼% notes and $7.0 million, net of amortization of $2.1 million, for the 6% notes.
b.	Includes values associated with the acquisition of K1 USA Energy Production Corporation’s 66.7 percent ownership interest in K-Mc Venture I LLC.
c.	Includes $5.9 million accrual for the estimated loss on the ultimate disposition of McMoRan’s remaining sulphur railcars, which were sold in the first quarter of 2004.
d.	Includes the issuance of approximately 7.1 million shares ($12.75 per share) of McMoRan common stock, less underwriting fees and estimated expenses of $5.4 million.

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net loss	$(47,789)	$(30,918)
Adjustments to reconcile net loss to net cash provided by used in) operating activities:
(Income) loss from discontinued sulphur operations	(361)	11,233
Depreciation and amortization	5,904	14,112
Exploration drilling and related expenditures	19,865	8,823
Cumulative effect of change in accounting principle	-	(22,162)
Compensation expense associated with stock-based awards	1,107	2,201
Stock warrants granted - Main Pass Energy HubTM	188	6,220
Amortization of deferred financing costs	1,599	698
Reclamation and mine shutdown expenditures	(288)	(699)
Other	286	(307)
(Increase) decrease in working capital:
Accounts receivable	(6,990)	287
Accounts payable and accrued liabilities	(3,299)	7,324
Inventories and prepaid expenses	103	(142)
(Increase) decrease in working capital	(10,186)	7,469
Net cash used in continuing operations	(29,675)	(3,330)
Net cash used in discontinued operations	(5,459)	(10,769)
Net cash used in operating activities	(35,134)	(14,099)
Cash flow from investing activities:
Exploration, development and other capital expenditures	(57,241)	(5,523)
Purchase of restricted investments	(21,191)	(22,928)
Proceeds from restricted investments	7,800	-
Increase in restricted investments	(265)	(127)
Acquisition of K-Mc Venture I LLC, net of acquired cash of $593	(7,415)	-
Proceeds from disposition of oil and gas properties	2,550	7,050
Net cash (used in) provided by continuing operations	(75,762)	(21,528)
Net cash (used in) provided by discontinued operations	(5,920)	189
Net cash used in investing activities	(81,682)	(21,339)
Cash flow from financing activities:
Proceeds from 6% convertible senior notes offering	-	130,000
Proceeds from 5.25% convertible senior notes offering	140,000	-
Net proceeds from equity offering	85,478	-
Financing costs	(5,624)	(7,032)
Dividends paid on convertible preferred stock	(1,531)	(1,631)
Proceeds from exercise of stock options and other	610	777
Net cash provided by continuing operations	218,933	122,114
Net cash provided by discontinued operations	-	-
Net cash provided by financing activities	218,933	122,114
Net increase in cash and cash equivalents	102,117	86,676
Net increase in restricted cash of continuing operations	(3,726)	-
Net increase in restricted cash of discontinued operations	(19)	(20)
Net increase in unrestricted cash and cash equivalents	98,372	86,656
Cash and cash equivalents at beginning of year	100,938	14,282
Cash and cash equivalents at end of year	$199,310	$100,938

IV